IMMEDIATE RELEASE

Evans Bancorp Reports Fourth Quarter
Earnings Growth of 172%

HAMBURG, NY, February 11, 2010 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NASDAQ: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2009.

HIGHLIGHTS OF THE 2009 FOURTH QUARTER AND YEAR-END

•	Net interest income increased 22.6% due to core loan growth and reduced interest expense compared with the 2008 fourth quarter. For the year, net interest income was up 17.3% to

$22.6 million over 2008.

•	Core loans, which are defined as total loans and leases less direct financing leases, increased 31.2% in 2009; Total deposits increased 23.7% on strong growth in regular savings and demand deposits.

•	Fourth quarter 2009 net interest margin remained strong at 4.34%; 2009 year-to-date net interest margin was 4.33%.

•	Total assets at year end were $619.5 million, up 17.1% over year end 2008.

•	Return on average equity was 11.93% for the fourth quarter of fiscal 2009 compared with 4.37% in the prior year’s fourth quarter.

The Company had net income of $1.4 million, or $0.49 per diluted share, in the fourth quarter of 2009, a 171.5% increase over net income of $0.5 million, or $0.18 per diluted share, in the fourth quarter of 2008. The significant increase in net income was largely a result of higher net interest income from a larger core loan base, favorable deposit pricing, and lower provision for loan and lease losses driven by lower lease balances.

For the twelve months ended December 31, 2009, Evans recorded net income of $0.7 million, or
$0.25 per diluted share, compared with net income of $4.9 million, or $1.78 per diluted share, in the same period in 2008. The return on average equity was 1.57% for the twelve-month period ended December 31 2009, compared with 10.82% in the same period in 2008.

David J. Nasca, President and CEO of Evans Bancorp, stated, “Our continued strong performance this quarter reflects the success we are having capitalizing on growing brand exposure and expanded awareness of our customer intimacy model, allowing us to win new customers and gain greater share of wallet from current customers. We believe the current market is providing opportunity to capture high quality small business and personal credits that value our relationship focus and competitive offerings as opposed to the less personalized approach of larger financial institutions. The economy in our market area, while not overly robust, maintains relative stability and appears to be improving. Significantly, the unemployment rate in our region, while higher than normal, has stayed well below the national average throughout the recession.

We believe our focus on responsive, personalized customer service combined with the sophistication and breadth of services we offer enables us to take market share in a highly competitive environment.”

Supplemental Non-GAAP Results of Operations Disclosure

To provide investors with greater visibility of the Company’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating income,” which excludes items that management believes to be non-operating in nature. Specifically, net operating income excludes gains and losses on the sale and call of securities and the non-cash impairment and amortization of acquisition-related goodwill and intangible assets and bargain purchase gain. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies. The reconciliation of net operating income and diluted net operating earnings per share to GAAP net income and GAAP diluted earnings per share is presented in the following table. 1

Reconciliation of GAAP Net Income to Net Operating Income (non-GAAP)

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share)	2009	2008	2009	2008
GAAP Net Income	$1,371	$505	$707	$4,908
Gain on sale and call of securities [1]	(1)	(2)	(11)	(6)
Goodwill impairment charge [1]	—	—	1,210	—
Amortization of intangibles [1]	160	112	568	418
Gain on bargain purchase [1]	—	—	(409)	—

Net operating income [2]	$1,531	$615	$2,065	$5,320

GAAP diluted earnings per share	$0.49	$0.18	$0.25	$1.78
Gain on sale and call of securities [1]	—	—	—	—
Goodwill impairment charge [1]	—	—	0.43	—
Amortization of intangibles [1]	0.06	0.04	0.21	0.15
Gain on bargain purchase [1]	—	—	(0.15)	—

Diluted net operating earnings per share [2]	$0.55	$0.22	$0.74	$1.93

1 After any tax-related effect

2 Non-GAAP measure

Net operating income (non-GAAP) for the fourth quarter of 2009 was $1.5 million, or $0.55 per diluted share, up from $0.6 million, or $0.22 per diluted share in the fourth quarter of 2008. For the year ended December 31, 2009, net operating income was down to $2.1 million, or $0.74 per diluted share, from net operating income of $5.3 million, or $1.93 per diluted share, in 2008. The decrease in net operating income in 2009 was due to the losses incurred from the leasing business, which the Company determined to exit in first quarter of 2009.

Net Interest Income
Net interest income increased to $6.1 million during the fourth quarter of 2009, an increase of 22.6% from $4.9 million in the fourth quarter of 2008, and a 1.7% increase over third quarter 2009 of $6.0 million. Growth of the core loan portfolio and the reduced cost of interest-bearing liabilities continue to be the main factors driving this increase. Also contributing to the increase was the acquisition of the loans and deposits of Waterford Village Bank (“WVB”) in July 2009. Core loans were $458.1 million at December 31, 2009, an annualized increase of 13.76% from $442.9 million at September 30, 2009 and an increase of 31.23% from $349.1 million at December 31, 2008. Strong growth in commercial real estate balances and residential mortgage originations and, for the year-end comparative, the addition of $40.3 million in loans acquired from WVB drove the increase.

The national direct financing lease portfolio declined $4.7 million during the fourth quarter to $31.5 million at December 31, 2009 as the Company ceased lease originations in the second quarter of 2009 and is winding down the portfolio and exiting this business line. The 2008 year-end balance was $58.6 million. In the third quarter of 2009, Evans announced that it had ceased its marketing efforts to sell the portfolio and intends to service the portfolio until maturity. The weighted average life of the leases in the portfolio is approximately 15.1 months. The national direct financing lease portfolio currently comprises 6.4% of the Company’s total loans and leases portfolio down from 7.6% at September 30, 2009 and 14.4% at December 31, 2008.

Gary Kajtoch, Executive Vice President and CFO of Evans Bank noted, “We continue to monitor the national economic conditions that may impact the lease portfolio with additional deterioration. Concurrently, we are making great efforts to collect the remaining direct financing lease portfolio as the balances pay down. We have $4.2 million or 11.67% of coverage for uncollectible leases from the mark-to-market adjustment made last June that may be utilized against future charge-offs. The reduction of the lease balances, which have typically earned higher yields, have negatively influenced overall net interest margin, but it’s decreasing size relative to the total loan and lease portfolio has also reduced the level of overall risk on our balance sheet. We have offset some of the decline in yield by growing our loan base within our local market where we have a solid knowledge of our customers and their operating environments.”

Total deposits were $499.5 million at December 31, 2009, a decrease of 0.6% from $502.8 million at September 30, 2009 and an increase of 23.7% from $404.0 million at December 31, 2008. The year-over-year increase included $41.8 million in additional deposits gained and retained from the WVB acquisition. Additionally, organic deposit growth for the year was primarily attributable to expanding core deposits as Evans marketing strategy encompasses capturing loans that bring new deposit relationships.

On a sequential basis, strong growth in demand and savings deposits was offset by the roll-off of time deposits and lower municipal money market deposits at the end of the tax year. Regarding the decline in time deposits, Evans has found that customers’ general preference is to remain liquid in a low interest rate environment and uncertain economy; however, this has spurred the continued growth of liquid savings deposits. Demand and savings deposits overall increased $8.9 million during the fourth quarter due in large part to the continued strong reception of the Company’s premium money market savings product combined with the success of its recently introduced new NOW checking account, which provides a premium interest rate for customers that utilize the product as their core transactional account. The new account caused NOW balances to increase $4.3 million during the fourth quarter. For demand deposits, average balances are generally better for measuring long-term growth than spot balances due to the transactional nature of the product. Average demand deposits in the fourth quarter were
$88.8 million, up 1.7% from average demand deposits of $87.3 million in the third quarter of 2009 and were 10.9% higher than the fourth quarter of 2008 average balance.

The Company’s net interest margin continued to perform well at 4.34% in the fourth quarter of 2009, up slightly from 4.32% in the 2008 fourth quarter, although down nine basis points from 4.43% in the third quarter of 2009. Net interest margin relative to the third quarter of 2009 was negatively impacted by the reduction in the yield on loans and leases as the result of the smaller leasing portfolio, which has historically had higher yields. Evans has been able to mostly offset the loan and lease yield reduction with reduced rates on interest-bearing liabilities because the yield curve remains steep, albeit at low levels, combined with the movement from time deposits to less costly liquid savings deposits. The increase in net interest margin from the previous year’s fourth quarter was due to the Company’s success in re-pricing liabilities, partially offset by the 26 basis point decline in the contribution of interest-free funds. The decrease in stockholders’ equity as a percentage of assets accounts for most of this decrease.

Allowance for Loan and Lease Losses and Asset Quality

Net charge-offs to average total loans and leases decreased to 0.01% for the fourth quarter of 2009 compared with 0.13% in the third quarter of 2009 and 0.71% for the 2008 fourth quarter. This decrease in net charge-offs was primarily related to the classification of the direct finance national lease portfolio as held-for-sale on the balance sheet as of June 30, 2009, resulting in its being marked down to its market value. Subsequent to June 30, 2009 the Company placed the leasing portfolio back into held-for-investment after concluding that holding the portfolio was preferential to selling with the current market conditions. The original mark-to-market adjustment amounted to $7.1 million in the second quarter of 2009. The mark-to-market discount at June 30, 2009 remained appropriate when the Company elected to service the portfolio to maturity at the end of the third quarter of 2009. The difference between the lease principal value and the book value initially created by the mark-to-market adjustment is adjusted over time as specific leases are deemed uncollectible and written down to zero value. During the fourth quarter of 2009, management deemed $1.6 million in leases as uncollectible, so the leases are reported at $31.5 million, which is the principal balance of $35.7 million, net of the remaining mark-to-market adjustment of $4.2 million.

The ratio of non-performing loans and leases to total loans and leases increased to 2.64% at
December 31, 2009, from 2.07% at September 30, 2009 and 0.88% at the end of the 2008 fourth quarter. The increase in non-performing loans and leases from September 30, 2009 was a result of an increase in non-accrual loans, both commercial and residential. Management believes the Company has reserved for these appropriately.

Due to the increase in non-accrual loans, discussed above, and the solid loan growth in the fourth quarter, the provision for loan and leases increased in the fourth quarter to $0.9 million from $0.6 million in the third quarter 2009. Since June 30, 2009, the Company has not provisioned any further for the leasing portfolio as management believes that the difference between the lease principal value and the book value adequately covers inherent losses. Therefore, the provision for loan and lease losses of
$0.9 million in the fourth quarter 2009 was sharply lower than it had been in the fourth quarter of 2008, when the Company was providing for the deterioration in the leasing portfolio.

The allowance for loan and lease losses to total loans and leases ratio was 1.42% at December 31, 2009, compared with 1.27% at September 30, 2009, and 1.49% at December 31, 2008. The increase in the ratio from September 30, 2009 was a result of additional provision required for the risks included in the increased non-performing loans and growth in the overall portfolio. A significant reason for the lower ratio since December 31, 2008, was the mark-to-market adjustment of the leasing portfolio as previously noted.

Non-Interest Income

Non-interest income, which represented 32.8% of total revenue in both the 2009 and 2008 fourth quarters, increased 22.5%, or $0.5 million, to $3.0 million, when compared with the fourth quarter of 2008. The increase was primarily a result of increased bank-owned life insurance revenue (“BOLI”), higher insurance service and fee revenue and a $0.2 million increase in other non-interest income. The increase in other non-interest income was mostly due to revenue generated by the Company’s subsidiary, Suchak Data Systems, Inc. (“SDS”). SDS is a data processing company acquired by the Company in December 2008 after serving as the Company’s outsourced data center for over 20 years. Insurance service and fee revenue was up 9.7% to $1.5 million for the fourth quarter of 2009 when compared with the 2008 fourth quarter.

Non-Interest Expense

Total non-interest expense was $6.5 million for the fourth quarter of 2009, an increase of 28.4% from
$5.1 million in the fourth quarter of 2008. The largest component of the increase in total non-interest expenses was in salaries and employee benefits, which increased $0.5 million over the fourth quarter of 2008, or 20.4%, to $3.1 million for the fourth quarter of 2009. Salaries and benefits were higher because of the addition of new employees from the acquisitions of SDS and WVB. FDIC insurance expenses increased over 600%, or $0.3 million, from $57 thousand in the 2008 fourth quarter to $0.4 million in the fourth quarter of 2009 as the FDIC has increased premiums to shore up the deposit insurance fund as many banks throughout the U.S. continue to be closed due to insufficient capital levels. In addition, fourth quarter 2009 technology and communications expenses increased $0.2 million, or 63.2%, from the prior year’s fourth quarter due to expenses incurred in connection with the change over of communication lines, which will more effectively service the Company’s locations.

As a result of the increase in non-interest expenses, the efficiency ratio, which excludes goodwill impairment and intangible amortization, increased to 68.33% for the fourth quarter of 2009, from 66.18% in the fourth quarter of 2008. The Company’s efficiency ratio for the third quarter of 2009 was 56.95%, which benefited from higher revenue due to the bargain purchase gain from the acquisition of WVB.

Income tax expense for the quarter ended December 31, 2009 was $0.3 million, reflecting an effective tax rate of 15.6%. The effective tax rate for the fourth quarter of 2008 was 17.9%.

2009 Year in Review

Net interest income for the year was $22.6 million, an increase of $3.3 million, or 17.3%, over 2008, primarily due to strong growth in the Company’s commercial loan portfolio and a sharp decline in borrowing costs. Also contributing to the increase was the acquisition of the loans and deposits of WVB in July 2009. The discontinuation of lease originations and the corresponding reduction in the size of the leasing portfolio has resulted in a compression of net interest margin, although still historically strong, to 4.33% in 2009 from 4.53% in 2008.

The Company’s provision for loan and lease losses increased from $3.5 million in 2008 to $10.5 million in 2009. The $7.0 million increase was mainly a result of delinquency and charge-offs in the Company’s national lease portfolio. The Company determined to exit the national leasing business in the first quarter of 2009. Its national profile and broker-based origination model did not lend itself to growing the core franchise nor fits the Company’s community-focused banking strategy.

Non-interest income was $14.1 million for the year, up $2.4 million from 2008. Non-interest income in 2009 was positively impacted by the bargain purchase gain of $0.7 million from the WVB acquisition. An additional increase in non-interest income of $0.8 million was due to revenue generated by SDS. Also BOLI income increased $0.5 million in 2009 due to the lack of negative market fluctuation which occurred in 2008. Insurance revenue increased $0.3 million to $7.2 million as the insurance business benefited from one acquisition in late 2008. These increases were somewhat offset by a one-time pension curtailment gain recognized in 2008.

Non-interest expense increased 27.5% to $26.1 million as the Company absorbed additional operating expenses associated with the addition of new employees from the acquisitions of SDS and WVB. In addition, the Company recorded a non-cash charge for impairment of the entire $2.0 million of goodwill associated with the Company’s leasing business. Regulatory costs also increased by $0.8 million with additional FDIC assessment charges.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard of 5.00% with a Tier 1 leverage ratio of 7.80% at December 31, 2009. Average equity as a percentage of average assets was 7.47% in the three months ended December 31, 2009, compared with 7.30% in the three months ended September 30, 2009, and 9.06% in the three months ended December 31, 2008. The decrease from the 2008 year-end was the result of strong growth in core earning assets over the last 12 months as well as lower net income due to leasing charge-offs in 2009. Book value per share was $16.34 at December 31, 2009, compared with $16.09 at September 30, 2009 reflecting the strong earnings realized in the 2009 fourth quarter. Tangible book value per share at December 31, 2009 was $12.72, up 2.7% from the end of the trailing third quarter and up 6.9% from the same time in 2008.

Mr. Kajtoch commented, “We have a solid balance sheet and capital that exceeds regulatory requirements. However, as we look to grow Evans through gaining greater market share in Western New York, establishing new branches and making acquisitions, we need to continue to expand our capital base to accommodate for this growth. The reduction in our cash dividend last year was one step in that direction.”

Market Share Expansion and Acquisition Focus

Mr. Nasca concluded, “Although we continue to see excellent prospects for growth we remain cautious of the challenges the current economy presents. While improving somewhat, it is still fragile and volatile. We are steadfastly pursuing growth opportunities and expect we will continue to make investments for the future in people, processes and systems to support that growth. We believe we have a reasonable opportunity to organically capture share within our Western New York market, while also continuing to evolve our business model to be transportable to other markets as we consider expansion opportunities beyond our current footprint.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $619 million in assets and $500 million in deposits at December 31, 2009. The Bank has 13 branches located in Western New York and is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, Inc. provides property and casualty insurance through 14 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds. Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA – (Unaudited)
(in thousands except share and per share data)

	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008

ASSETS
Investment Securities	$79,019	$83,799	$79,833	$93,179	$75,755
Loans	458,082	442,849	383,837	363,366	349,074
Leases	31,486	36,218	40,920	55,434	58,639
Allowance for loan and lease losses	(6,971)	(6,063)	(5,579)	(7,779)	(6,087)
Goodwill and intangible assets	10,169	10,363	10,585	10,801	12,946
All other assets	47,659	46,391	43,227	41,458	38,647
Total assets	619,444	613,557	552,823	556,459	528,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$87,855	$83,196	$87,842	$80,315	$75,959
NOW deposits	15,619	11,349	11,939	9,471	10,775
Regular savings deposits	229,609	219,309	191,645	183,378	154,283
Muni-vest deposits	23,418	33,727	31,592	45,797	26,477
Time deposits	143,007	155,184	128,235	141,065	136,459
Total deposits	499,508	502,765	451,253	460,026	403,953
Borrowings	63,146	54,574	49,494	39,582	66,512
Other liabilities	10,831	11,249	9,917	13,097	12,590
Total stockholders’ equity	45,959	44,969	42,159	43,754	45,919

SHARES AND CAPITAL RATIOS
Common shares outstanding	2,813,274	2,795,198	2,795,198	2,769,788	2,771,788
Treasury shares	—	—	—	2,000	—
Book value per share *	16.34	16.09	15.08	15.80	16.57
Tangible book value per share*	12.72	12.38	11.30	11.90	11.90
Tier 1 leverage ratio	7.80%	7.81%	7.89%	8.47%	9.02%
Tier 1 risk-based capital ratio	9.92%	9.71%	9.66%	10.13%	10.57%
Total risk-based capital ratio	11.17%	10.96%	10.91%	11.39%	11.82%

ASSET QUALITY DATA
Non-performing loans	$10,043	$7,080	$2,707	$2,501	$2,788
Non-performing leases	2,905	2,818	2,146	1,592	791
Total non-performing loans and leases	12,948	9,898	4,853	4,093	3,579
Net loan charge-offs (recoveries)	9	150	176	9	(1)
Net lease charge-offs	—	—	7,659	1,613	699
Total net loan and lease charge-offs	9	150	7,835	1,622	698

Non-performing loans/Total loans and leases	2.05%	1.48%	0.64%	0.60%	0.68%
Non-performing leases/Total loans and leases	0.59%	0.59%	0.50%	0.38%	0.20%
Non-performing loans and leases/Total loans and leases	2.64%	2.07%	1.14%	0.98%	0.88%
Net loan charge-offs/Average loans and leases	0.01%	0.13%	0.17%	0.00%	0.00%
Net lease charge-offs/Average loans and leases	0.00%	0.00%	7.31%	1.59%	0.71%
Net loan and lease charge-offs/Average loans and leases	0.01%	0.13%	7.48%	1.59%	0.71%

* Non- GAAP measure

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (Unaudited)
(in thousands except share and per share data)

	2009	2009	2009	2009	2008
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$7,884	$7,924	$7,467	$7,426	$7,471
Interest expense	1,817	1,956	2,122	2,212	2,524
Net interest income	6,067	5,968	5,345	5,214	4,947
Provision for loan and lease losses	917	634	5,635	3,314	1,695
Net interest income (loss) after provision	5,150	5,334	(290)	1,900	3,252

Deposit service charges	575	562	563	560	588
Insurance service and fee revenue	1,493	1,750	1,623	2,325	1,361
Premium on loans sold	27	13	25	29	18
Bank-owned life insurance	112	111	135	220	(29)
Gain on bargain purchase	—	671	—	—	—
Other income	757	712	1,034	760	481
Total non-interest income	2,964	3,829	3,380	3,894	2,419

Salaries and employee benefits	3,095	3,216	3,138	3,302	2,570
Occupancy	700	687	658	719	706
Repairs and maintenance	218	153	158	191	132
Advertising and public relations	210	133	151	81	163
Professional services	438	379	342	325	315
Technology and communications	493	173	225	174	302
Goodwill impairment	—	—	—	1,984	—
Amortization of intangibles	262	222	223	224	183
FDIC insurance	392	167	320	63	57
Other expense	682	666	873	619	628
Total non-interest expense	6,490	5,796	6,088	7,682	5,056

Income (Loss) before income taxes	1,624	3,367	(2,998)	(1,888)	615
Income tax provision (benefit)	253	931	(1,145)	(641)	110
Net income (loss)	$1,371	$2,436	($1,853)	($1,247)	$505

PER SHARE DATA
Net income (loss) per common share-diluted	$0.49	$0.87	($0.67)	($0.45)	$0.18
Cash dividends per common share	—	$0.20	—	$0.41	—
Weighted average number of diluted shares	2,812,166	2,805,493	2,785,803	2,770,683	2,767,136

PERFORMANCE RATIOS
Return on average total assets	0.89%	1.64%	-1.34%	-0.93%	0.40%
Return on average stockholders’ equity	11.93%	22.45%	-16.60%	-10.81%	4.37%
Efficiency ratio	68.33%	56.95%	67.27%	60.30%	66.18%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (Unaudited
(in thousands except share and per share data)

	2009	2008
	Year to Date	Year to Date	Change

Interest income	$30,701	$29,151	5.3%
Interest expense	8,107	9,883	-18.0%
Net interest income	22,594	19,268	17.3%
Provision for loan and lease losses	10,500	3,508	199.3%
Net interest income after provision	12,094	15,760	-23.3%

Deposit service charges	2,260	2,256	0.2%
Insurance service and fee revenue	7,191	6,867	4.7%
Premium on loans sold	93	25	272.0%
Bank-owned life insurance	578	210	175.2%
Gain on bargain purchase	671	-
Other income	3,274	2,319	41.2%
Total non-interest income	14,067	11,677	20.5%

Salaries and employee benefits	12,751	11,219	13.7%
Occupancy	2,765	2,541	8.8%
Repairs and maintenance	721	584	23.5%
Advertising and public relations	575	497	15.7%
Professional services	1,484	1,079	37.5%
Technology and communications	1,065	1,171	-9.1%
Goodwill impairment	1,984	-
Amortization of intangibles	931	681	36.7%
FDIC insurance	941	153	515.0%
Other expense	2,840	2,515	12.9%
Total non-interest expense	26,057	20,440	27.5%

Income before income taxes	104	6,997	-98.5%
Income tax provision (benefit)	(603)	2,089	-128.9%
Net income	$707	$4,908	-85.6%

PER SHARE DATA
Net income per common share-diluted	$0.25	$1.78	-86.0%
Cash dividends per common share	$0.61	$0.78
Weighted average number of diluted shares	2,793,612	2,756,278

PERFORMANCE RATIOS
Return on average total assets	0.12%	1.03%
Return on average stockholders’ equity	1.57%	10.82%
Efficiency ratio	63.16%	63.87%

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (Unaudited)

(in thousands)

	2009	2009	2009	2009	2008
Fourth		Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter

AVERAGE BALANCES
(dollars in thousands)

Loans and leases, net	$476,651	$455,509	$418,952	$406,945	$390,670
Investment securities	81,482	82,313	83,480	76,011	65,902
Interest bearing deposits at banks	1,394	1,623	1,104	602	1,685
Total interest-earning assets	559,527	539,445	503,536	483,558	458,257
Non interest-earning assets	56,061	55,337	53,550	54,102	51,819
Total Assets	615,588	594,782	557,086	537,660	510,076

NOW	$13,264	$9,588	$10,940	$12,249	$10,376
Regular savings	224,394	209,406	186,467	167,769	146,184
Muni-Vest savings	32,065	31,908	38,976	30,113	24,216
Time deposits	149,018	149,354	136,110	136,954	143,794
Total interest-bearing deposits	418,741	400,256	372,493	347,085	324,570
Other borrowings	50,545	52,437	42,077	52,506	47,666
Total interest-bearing liabilities	469,286	452,693	414,570	399,591	372,236

Demand deposits	88,780	87,275	85,334	79,220	80,089
Other non-interest bearing liabilities	11,545	11,416	12,527	12,693	11,524
Stockholders’ equity	45,977	43,398	44,655	46,156	46,227

YIELD/RATE
Loans and leases, net	5.94%	6.19%	6.33%	6.55%	6.98%
Investment securities	3.96%	4.27%	4.00%	4.02%	3.97%
Interest bearing deposits at banks	0.06%	0.05%	0.06%	0.06%	0.71%
Total interest-earning assets	5.64%	5.88%	5.93%	6.14%	6.52%
NOW	0.51%	0.21%	0.29%	0.36%	0.46%
Regular savings	0.82%	0.99%	1.30%	1.53%	1.95%
Muni-Vest savings	0.50%	0.44%	0.68%	0.89%	1.70%
Time deposits	2.64%	2.85%	3.36%	3.44%	3.69%
Total interest-bearing deposits	1.43%	1.62%	1.96%	2.19%	2.65%
Other borrowings	2.52%	2.52%	2.82%	2.41%	3.13%
Total interest-bearing liabilities	1.55%	1.73%	2.05%	2.21%	2.71%
Interest rate spread	4.09%	4.15%	3.88%	3.93%	3.81%
Contribution of interest-free funds	0.25%	0.28%	0.37%	0.38%	0.51%
Net interest margin	4.34%	4.43%	4.25%	4.31%	4.32%